As filed with the Securities and Exchange Commission on August 9, 2024

Registration No. 333-278181

Registration No. 333-272341

Registration No. 333-254346

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-278181

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-272341

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-254346

UNDER

THE SECURITIES ACT OF 1933

MOTUS GI HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4042793
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1301 East Broward Boulevard, 3rd Floor

Ft. Lauderdale, FL 33301

(954) 541-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey T. Varsalone

1301 East Broward Boulevard, 3rd Floor

Ft. Lauderdale, FL 33301

(954) 541-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Motus GI Holdings, Inc., a Delaware corporation (the “Company”), to remove from registration any and all securities of the Company remaining unissued and unsold under the following Registration Statements (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

●	Registration Statement on Form S-3, No. 333-278181, filed with the SEC on March 22, 2024, pertaining to the registration in connection with an offering by a certain selling stockholder of an aggregate of 4,400,001 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 2,200,000 shares of Common Stock issuable upon the exercise of Series B-1 warrants and (ii) 2,200,001 shares of Common Stock issuable upon the exercise of Series B-2 warrants;

●	Registration Statement on Form S-3, No. 333-272341, filed with the SEC on June 1, 2023, pertaining to the registration in connection with an offering by certain selling stockholders of an aggregate of 8,491,125 shares of Common Stock, consisting of (i) 525,000 shares of Common Stock, (ii) 3,617,012 shares of Common Stock issuable upon the exercise of pre-funded warrants, (iii) 4,142,012 shares of Common Stock issuable upon the exercise of common warrants, and (iv) 207,101 shares of Common Stock issuable upon the exercise of placement agent warrants issued to the selling stockholders; and

●	Registration Statement on Form S-3, No. 333-254346, filed with the SEC on March 16, 2021, pertaining to the registration in connection with an offering by a certain selling stockholder of 6,000,000 shares of Common Stock issuable upon the exercise of outstanding warrants.

For ease of reference, all share numbers above are as stated in the Registration Statements, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the respective Registration Statements.

In accordance with undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities of the Company that were registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities of the Company registered but unsold under each of the Registration Statements. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, FL, on August 9, 2024.

MOTUS GI HOLDINGS, INC.

By:	/s/ Jeffrey T. Varsalone
Name:	Jeffrey T. Varsalone
Title:	President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.